Exhibit 10.1

WEBSITES PURCHASE AGREEMENT

This Website Purchase Agreement ("Agreement") made as of the December 21, 2010, by and between Networking Partners Inc a privately owned Nevada corporation (the "Purchaser") and Anne's Diary Inc a company located in Prince Edward Island, Canada (the "Company").

RECITALS:

WHEREAS, Anne's Diary Inc is the sole owner and developer of a social networking websites called www.koini.com & www.koiniclub.com.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties hereto agree as follows:

SECTION 1. PURCHASE AND SALE

Upon the terms and subject to the conditions of this Agreement, the Company at the Closing (as hereinafter defined) hereby sells the websites www.koini.com & www.koiniclub.com. all of its content and members to the Purchaser in consideration of 3,630,000 US Dollars. The Company agrees that the payment of the website will be via the issuance of 7,260,000 shares of Networking Partners Inc which will represent 49% of the total outstanding shares of the company on a fully diluted basis, such shares to be issued as soon as the Purchaser files a Certificate of Amendment with the Nevada Secretary of State to increase the number of authorized shares of common stock to 95 million shares. Furthermore, the Purchaser is in the process of listing on the OTCBB exchange hence it has been agreed that once becoming a publically traded company the consideration stock will be exchanged on a share per share basis for publically traded stock.

SECTION 2. EFFECTIVE DATE AND THE CLOSING

The closing of this Agreement (the "Closing") shall occur at a mutually agreeable time and place, upon the signing of this purchase agreement but in no event later than December 31, 2010.  The purchase of assets hereunder shall be effective in December 2010, notwithstanding the subsequent issuance of the 7,260,000 shares when the Purchaser's Articles of Incorporation are amended, provided, however, in the event such shares are not delivered to Seller within 180 days from the effective date hereof, this transaction shall be null and void.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF COMPANY

The Company represents and warrants to the Purchaser as follows:

3.1 Corporate Power of Company.  Company has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder.

3.2 Due Authority.  Company has all power and authority necessary to enable it to carry out the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by them have been authorized by all necessary corporate action on the part of Company.  This Agreement is a valid and binding agreement of Company, enforceable against the Company in accordance with its terms.

3.3 No Consents. No authorizations, approvals or consents are required to permit Company to fulfill all of its obligations under this Agreement.

3.4 No Breach. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate any provision of the Articles of Incorporation of Company; (ii) violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both) a default under any contract or other agreement to which the Company is a party; (iii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon Company, or upon the properties or business of the Company; or (iv) violate any statute, law or regulation of any jurisdiction applicable to the Company.

3.5 Ownership of the Koniclub.com website. The Company is the lawful owner of the koiniclub.com & koini.com websites.  The Company is not a party to any agreement, written or oral, creating rights in respect to websites as of the date of execution of this contact.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Company as follows:

4.1 Power of Purchaser.    The Purchaser has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder.

4.2 Due Authority.  The Purchaser has all power and authority necessary to enable it to carry out the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by it have been authorized by all necessary action on the part of Purchaser.  This Agreement is a valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms. Neither the execution and delivery of this Agreement by Purchaser nor the consummation of the transactions contemplated by this Agreement will violate, result In a breach of, or constitute a default under, any agreement or instrument to which Purchaser is a party or by which Purchaser is bound, or any order, rule or regulation of any court or governmental agency having jurisdiction over Purchaser.

4.3 No Consents.   No authorizations, approvals or consents are required to permit the Purchaser to fulfill its obligations under this Agreement.

4.4 No Breach. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both) a default under any contract or other agreement to which Purchaser is a party; (ii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon Purchaser, or upon the properties or business of Purchaser; or (iii) violate any statute, law or regulation of any jurisdiction applicable to Purchaser.

SECTION 5. COVENANTS

5.1             Non Compete. The Company hereby agrees to a non competition clause. Refer to ANEX document Exhibit A

SECTION 6. INDEMNITY

6.1 Indemnification Procedure. A party (an "Indemnified Party") seeking indemnification shall give prompt notice to the other party (the "Indemnifying Party") of any claim for indemnification arising under this Article 7. The Indemnifying Party shall have the right to assume and to control the defense of any such claim with counsel reasonably acceptable to such Indemnified Party, at the Indemnifying Party's own cost and expense, including the cost and expense of reasonable attorneys' fees and disbursements in connection with such defense, in which event the Indemnifying Party shall not be obligated to pay the fees and disbursements of separate counsel for such in such action. In the event, however, that such Indemnified Party's legal counsel shall determine that defenses may be available to such Indemnified Party that are different from or in addition to those available to the Indemnifying Party, in that there could reasonably be expected to be a conflict of interest if such Indemnifying Party and the Indemnified Party have common counsel in any such proceeding, or if the Indemnified Party has not assumed the defense of the action or proceedings, then such Indemnifying Party may employ separate counsel to represent or defend such Indemnified Party, and the Indemnifying Party shall pay the reasonable fees and disbursements of counsel for such Indemnified Party. No settlement of any such claim or payment in connection with any such settlement shall be made without the prior consent of the Indemnifying Party which consent shall not be unreasonably withheld.

SECTION 7. MISCELLANEOUS

7.1          Notices.  Any notice or other communication required or which may given hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered, or express mail, postage prepaid, and shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or if mailed, four (4) days after the date of mailing, as follows:

If to Company:

Anne's Diary Inc.
2632 Freetown Road, Kensington,
COB 1MO,
P.E.I.

If to Purchaser:

Networking Partners Inc,
857 Sarno Road
Melbourne, FL 32935

Any party may by notice given in accordance with this Section to the other parties designate another address or person for receipt of notice hereunder.

7.2 Entire Agreement. This Agreement and any collateral agreement executed in connection with the consummation of the transactions contemplated herein contain the entire agreement among the parties with respect to the subject matter hereof and related transactions, and supersede all prior agreements, written or oral, with respect thereto.

7.3 Waivers and Amendments.   This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.
Koiniclub.com - Purchase Agreement

7.4 Governing Law. This Agreement shall be governed and construed in accordance with the laws of Prince Edward Island, Canada applicable to agreements made and jurisdiction shall be in Prince Edward Island, Canada.

7.5 Headings.   The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

7.6 Severability.  If any term or provision of this Agreement, or the application thereof to any person or circumstance shall, to any extent, be determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

COMPANY:

ANNE S DIARY, INC

December 21 2010

By: /s/ Sara Buzze Stockdale
Sara Buzze Stockdale

PURCHASER:

NETWORKING PARTNERS INC.

December 21 2010

/s/ Enzo Taddei
Enzo Taddei
Chief Financial Officer